Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated February 5, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Exelon Corporation, which appears in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 8, 2010